Exhibit 3.1

INCORPORA TED UNDER THE LAWS OF THE STATE OF COLORADO AUTHORIZED: 100,000 ,000 COMMON SHARES , $0.001 PAR VALUE PER SHARE This Cert fies That - PBDC LLC - is the owner of ***ONE MILLION*** Fully Paid and Non - Assessable Common Stock, $0 . 001 Par Value of DNA Brands, Inc. transferable on the books of this Corporation in person or by attorney upon surrender of this Certifica te duly endorsed or assigned. This Certificate and the shares represented hereby are subject to the laws of the State of Colorado, and to the Articles of Incorporation. and the Bylaws of the Corporation, as now or her eafter amended. This Certificate is not valid until countersigned by the Transfer Agent. IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed b y the facsimile signatures of its duly authori z ed officers and to be sealed with the facsimile seal of the Corporation. Dated: 02 / 19/19 Q PRE S I D ENT